Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 File No. 333-113116, Form S-4 File No. 333-110683, and Form S-8 File Nos. 33-48890, 33-51275, 33-56017, 33-58017, 333-01211, 333-08651, 333-40849, 333-76445, 333-48780, 333-71628, 333-90263, 333-100124 and 333-112346) of Silicon Graphics, Inc. and subsidiaries (Debtors-in-Possession) of our report dated October 13, 2006, with respect to the consolidated balance sheet of Silicon Graphics, Inc. as of June 30, 2006 and the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year ended June 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K of Silicon Graphics, Inc.

Our report dated October 13, 2006 contains an explanatory paragraph that states that Silicon Graphics, Inc. has incurred recurring operating losses and negative cash flows, has a stockholders’ deficit and has filed a voluntary petition seeking to reorganize under Chapter 11 of the United States Bankruptcy Code, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California

October 13, 2006